Exhibit 10.3

Consulting Agreement

This Consulting Agreement (the “Agreement”) by and between GlycoMimetics, Inc. (“Client”) and John Magnani, Ph.D., an individual (“Consultant”) is effective as of March 31, 2023 (the “Effective Date”).

RECITALS

WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.Engagement of Services.  Consultant agrees to provide consulting services as an advisor to the Company at the request of the President and Chief Executive Officer, or his or her designee (the “Executive”) of the Client.  Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services.  Consultant agrees to make himself reasonably available to perform such consulting services throughout the Consulting Period (as defined in Section 14.1), and to be reasonably available to meet with the Client.  The parties acknowledge that Consultant may maintain a full-time employment schedule while providing services hereunder.
2.Compensation. In consideration for the services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, the Client will permit Consultant’s Equity (as defined in the “Transition Agreement” dated February 21, 2023, to which this Agreement is attached as Exhibit B) to continue vesting. All matters of vesting and exercisability of Consultant’s Equity shall be as governed by Section 5 of the Transition Agreement and the terms of the Plan and Equity Documents (each as defined in the Transition Agreement).
3.Ownership of Work Product.  Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto.  Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product.  Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment.  In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest.  Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry.  Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product.  Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.
4.Artist’s, Moral, and Other Rights.  If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
5.Representations and Warranties.  Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law.  Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.
6.Independent Contractor Relationship.  Consultant is an independent contractor and not an employee of the Client.  Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.  The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control.  In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense.  Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Client.  Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client.  Consultant shall be free at all times to arrange the time and manner of performance of the consulting services.  Consultant is not required to maintain any schedule of duties or assignments.  Consultant is also not required to provide reports to the Client.  In addition to all other obligations contained herein,

Consultant agrees:  (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Client; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.
7.Consultant’s Responsibilities.  As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant.  Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof.  Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof.  The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.
8.Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status.  Consultant agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement.
9.No Employee Benefits.  Except as otherwise described in the Transition Agreement, Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Client.  Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status.  In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees.
10.Expenses and Liabilities.  Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of services.  Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client.  In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.
11.Non-Exclusivity.  The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights.  Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Agreement.

12.No Conflict of Interest.  During the term of this Agreement, unless written permission is given by the Executive, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by the Client nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement.  Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Agreement.  Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.
13.Confidential Information.  Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties.  Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder.  “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates.  Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by Client.  In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law.  All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers.  Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information.  Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and Client.  Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
14.Term and Termination.
14.1Term. The term of this Agreement and the “Consulting Period” is for fifteen (15) months from the Effective Date set forth above, unless earlier terminated as provided in this Agreement.
14.2Termination.
(a)Automatic Termination.  If Consultant (i) fails to timely return the Transition Agreement to the Company, or (ii) fails to timely execute the Updated Release attached as Exhibit A to the Transition Agreement (the “Updated Release”), then this Agreement will automatically terminate effective as of the Separation Date (as defined in the Transition Agreement), and no benefits will be due to Consultant under this Agreement.  If Consultant revokes his acceptance of the Updated Release within seven (7) days after executing the Updated Release, then this Agreement will automatically terminate on the day of such revocation and no benefits will be due to Consultant under this Agreement.
(b)Termination upon Material Breach.  The Client may terminate this Agreement before its expiration immediately if, Client determines in its reasonable, good faith discretion, that Consultant materially breaches the Agreement.  The parties agree that a “Material Breach” by Consultant shall occur if he: (i)breaches any material obligations of this Agreement, the Transition Agreement or the Compliance Agreement, or (ii) violates local, state, or federal laws.  For avoidance of doubt, it shall not constitute a material breach if Consultant becomes employed or otherwise provides services to or on behalf of an entity other than the Client during the Consulting Period so long as any such activity does not conflict with Consultant’s continuing obligations to Client under the Compliance Agreement or the Transition Agreement.
14.3Effect of Termination.  Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession.  In the event that either Consultant or the Client terminates this Agreement, or the Term otherwise ends, vesting of the Equity shall cease immediately and Consultant’s right to exercise will be as set forth in the Equity Documents.
14.4Survival.  The rights and obligations contained in Sections 3-6, 8-9, 12, 14.3, 14.4, and 15-21 will survive any termination or expiration of this Agreement.

15.Successors and Assigns.  Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Client’s prior written consent.  Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.
16.Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission.  Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.
17.Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Maryland, as such laws are applied to agreements entered into and to be performed entirely within Maryland between Maryland residents.  Any suit involving this Agreement shall be brought in a court sitting in Maryland.  The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.
18.Severability.  Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
19.Waiver.  The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.
20.Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorney’s fees).
21.Entire Agreement.  This Agreement is being entered into as part of the Transition Agreement between the Client and Consultant, and is contingent upon Consultant’s execution of the Transition Agreement and Consultant’s execution and non-revocation of the Updated Release. This Agreement, the Transition Agreement, and the exhibits to the Transition Agreement, constitute the entire understanding of the parties relating to the subject matter and supersede any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter.  This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client..

In Witness Whereof, the parties have executed this Agreement effective as of the date first written above.

GlycoMimetics, Inc.

By:  /s/ Harout Semerjian

Name: Harout Semerjian

Title: President and Chief Executive Officer

Agreed to and Accepted:

/s/ John Magnani

John Magnani, Ph.D.